Exhibit 10.1

TREASURERS' AGREEMENT NUMBER 3

This Treasurers' Agreement Number 3 is a supplement and amendment (the "Amendment") to the Amended and Restated Master Intercompany Agreement dated as of April 1, 2007 (the "MIA") and is made effective as of December 16, 2009 by and between Navistar Financial Corporation ("NFC") and Navistar, Inc. (formerly known as International Truck and Engine Corporation, "ITEC").

WHEREAS, NFC and ITEC are parties to the MIA;

WHEREAS, NFC's all in interest rate increased approximately 300 basis points (3.00%) per year in connection with the renewal of its revolving credit facility and related term loan (together, the "Credit Facility");

WHEREAS, NFC's renewal of the Credit Facility positively impacts NFC's efforts to support ITEC's sale of trucks and other equipment by allowing NFC to finance such sales for the end-user; and

WHEREAS, NFC and ITEC desire to amend the MIA as set forth in this Amendment with respect to NFC charging ITEC a Revolver Fee (as defined below).

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, NFC and ITEC hereby agree as follows:

A.	Amendments. The MIA is hereby modified as follows:

Revolver Fee.

In addition to all other fees included in, due under or collected under the MIA for Retail Accounts, and commencing upon the renewal of the Credit Facility, ITEC shall pay NFC a fee (the "Credit Facility Fee") equal to three percent (3.00%) per annum of NFC's Month-End Balance (as defined below) under the Credit Facility (meaning that the prorated amount of the Credit Facility Fee due to NFC from ITEC each month shall be equal to one quarter percent (0.25%) of the Month-End Balance).

Notwithstanding the foregoing, the amount of the Credit Facility Fee due to NFC from ITEC for the month of December 2009 shall be prorated from the date of the Credit Facility (December 16, 2009) and shall be calculated as follows: (i) one quarter percent (0.25%) of the Month-End Balance for December 2009, divided by (ii) the number of days in December 2009 (31 days), multiplied by (iii) the number of days between the date of the Credit Facility and December 31, 2009 (inclusive, 16 days).

For the purposes of this section, the term "Month-End Balance" shall mean the balance outstanding under the Credit Facility excluding the balance outstanding related to borrowings of Navistar Financial, S.A. de C.V., Sociedad Financiera de Objetoo Multiple, Entidad No Regulada.

B.
Miscellaneous. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the MIA. Any terms or provisions of the MIA not expressly amended or modified in this Amendment shall remain in full force and effect and shall not be affected by this Amendment. All references to the MIA shall be deemed to refer to the MIA as modified by this Amendment. This Amendment shall be governed and controlled by the internal laws of the State of Illinois.

                                                                       (Signature Page Follows)

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IN WITNESS WHEREOF, NFC and ITEC have executed this Amendment effective as of the date first set above.

NAVISTAR FINANCIAL CORPORATION

                   By: /s/WILLIAM V. MCMENAMIN
Printed Name:      William V. McMenamin
                Title:      VP, CFO and Treasurer

NAVISTAR, INC.
(formerly known as International Truck and Engine Corporation)

                   By: /s/JAMES M. MORAN
Printed Name:      James M. Moran
               Title:      Vice President and Treasurer

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